DEPOSITARY UNIT PURCHASE AGREEMENT
This Depositary Unit Purchase Agreement (this “Agreement”) is made as of October 1, 2020, by and between High Coast Limited Partnership, a Delaware limited partnership (the “Seller”), and Brett Icahn (the “Buyer”).
WHEREAS, the Buyer wishes to purchase, and the Seller wishes to sell, 202,758 depositary units (the “Units”) of Icahn Enterprises L.P. (the “Company”), subject to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the representations, warranties, and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
1. Purchase. In consideration of the sale and transfer of the Units to the Buyer, the Buyer will pay the Seller $10,000,000 on the date of this Agreement, by wire transfer of immediately available funds pursuant to instructions provided by the Seller to the Buyer in writing at least two business days prior to the date of this Agreement. Upon receipt of such funds and delivery by the Seller to the Buyer of duly executed certificates or other instruments evidencing the Units to be purchased, in each case with appropriate instruments of transfer attached (duly endorsed or otherwise in form sufficient for transfer), the closing of the transactions contemplated by this Agreement will be effective as of 12:00 a.m. on the date of this Agreement.
2. Sale of Units. Subject to and in reliance upon the terms, provisions, and conditions of this Agreement, on the date hereof, the Seller hereby sells, and the Buyer hereby accepts, the Units.
3. Seller Representations and Warranties. The Seller represents and warrants to the Buyer as follows:
(a)
Existence; Enforceability. The Seller is a limited partnership, duly organized, validly existing and in good standing pursuant to the laws of the State of Delaware. The Seller has authorized the execution, delivery and performance of this Agreement, and each of the transactions contemplated hereby. Upon execution and delivery by the Buyer and the Seller, this Agreement shall constitute a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

(b)
No Breach. The Seller is not subject to, or obligated under, any provision of (i) the Organizational Documents of the Seller, (ii) any contract, (iii) any license, franchise, or permit, or (iv) any Law that would be breached or violated, or in respect of which a right of termination or acceleration or any security interest, lien, claim or other encumbrance or any restriction on transfer (collectively, “Encumbrances”), on any of its assets would be created, by its execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby. No authorization, consent, or approval of, waiver or exemption by, or filing or registration with, any Governmental Entity or any other third party is necessary on the Seller’s part for the consummation of the transactions contemplated by this Agreement that has not previously been obtained or made by it.

(c)
Title. The Seller has good and marketable title to the Units. The Units are owned by the Seller free and clear of any Encumbrance and will be transferred to the Buyer free and clear of any Encumbrances, in each case other than those imposed by the Securities Act of 1933, as amended (the “Securities Act”).

(d)
Investment Representations and Warranties. The sale of the Units by the Seller is not part of a plan or scheme to evade the registration requirements of the Securities Act.  Neither the Seller, nor any person acting on behalf of the Seller, has offered or sold any of the Units by any form of general solicitation or general advertising.

(e)
MNPI. The Seller is not in possession of any material non-public information with respect to the Units or the Company except to the extent such information is known to, or otherwise available to, the Buyer.

4. Buyer Representations and Warranties. The Buyer represents and warrants to the Seller as follows:
(a)
Existence; Enforceability. The Buyer has authorized the execution, delivery and performance of this Agreement, and each of the transactions contemplated hereby. Upon execution and delivery by the Buyer and the Seller, this Agreement shall constitute a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

(b)
No Breach. The Buyer is not subject to, or obligated under, any provision of (i) the Organizational Documents of the Buyer, (ii) any contract, (iii) any license, franchise, or permit, or (iv) any Law that would be breached or violated, or in respect of which a right of termination or acceleration or any Encumbrance on any of its assets would be created, by its execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby. No authorization, consent, or approval of, waiver or exemption by, or filing or registration with, any Governmental Entity or any other third party is necessary on the Buyer’s part for the consummation of the transactions contemplated by this Agreement that has not previously been obtained by it.

(c)	Investment Representations and Warranties.
(i)
The Buyer acknowledges that the sale of the Units contemplated by this Agreement will not be registered under the Securities Act or any state securities Laws and that the Units are being sold pursuant to an exemption from such registration and qualification based in part upon its representations and warranties contained herein.

(ii)
The Buyer understands that no federal or state agency has passed upon the merits or risks of an investment in the Units or made any finding or determination concerning the fairness or advisability of an investment in the Units.

(iii)
The Buyer is familiar with the business and operations of the Company and has been given the opportunity to request and obtain from the Company all information that it deems necessary to enable it to make an informed investment decision concerning the acquisition of the Units.

(iv)
The Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment contemplated by this Agreement and is able to bear the economic risk of the investment in the Company (including a complete loss of value of such investment).

(v)	The Buyer is an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act.
(vi)	The Buyer is acquiring the Units solely for its own beneficial account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of the Units.
(vii)
The Buyer understands that the Units are “restricted securities” under applicable federal securities Laws and that the Securities Act and the rules of the U.S. Securities and Exchange Commission provide in substance that the Buyer may dispose of the Units only pursuant to an effective registration statement under the Securities Act or an exemption therefrom. The Buyer acknowledges that the certificates evidencing the Units or the Company’s records reflecting the Units will bear a legend reflecting the restrictions on transfer of such Units under the Securities Act.

5. Covenants.
(a)
Transfer. The Buyer agrees that: (i) it will not sell, assign, pledge, give, transfer, or otherwise dispose of (“Transfer”) the Units or any interest therein, or make any offer or attempt to Transfer the Units or any interest therein, except for any Transfer that is effected (1) following the termination of the Manager Agreement and (2) during an open window period in accordance with the Company’s insider trading policy and (3) pursuant to a registration of the Units under the Securities Act and all applicable state securities Laws, or in a transaction which is exempt from the registration provisions of the Securities Act and all applicable state securities Laws; and (ii) the Company and its affiliates shall not be required to give effect to any purported Transfer of such Units except upon compliance with the foregoing restrictions.

(b)
Governmental Filings. The Buyer agrees that, if, as a result of its ownership of the Units, it is considered a member of a group with the Seller or its any of its affiliates (including the Company) for the purposes of any filing with a Governmental Entity (including but not limited to filings required by Section 13 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), Section 16 of the Exchange Act or the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended), any such filing shall be prepared by, and made at the determination of, the Seller in its sole discretion; provided that the Seller shall permit the Buyer to review and comment on each such filing prior to the filing date.

(c)
Assurances. Each party shall, from time to time upon the other party’s reasonable request and without additional consideration, execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

6. Survival. All representations, warranties and covenants contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement.
7. Indemnification.
(a)
The Buyer agrees to indemnify and hold harmless the Seller, each person, if any, who controls the Seller within the meaning of Section 15 of the Securities Act, and each of their respective managers, directors, officers, employees, agents, and representatives to the fullest extent permitted by applicable Law from and against any and all losses, liabilities, claims, damages, judgments, amounts paid in settlement, and expenses (collectively, including, without limitation, reasonable attorneys’ fees and disbursements, “Losses”) arising out of, or resulting from, any inaccuracy in, or breach of, the representations, warranties, or covenant made by the Buyer in this Agreement.

(b)
The Seller agrees to indemnify and hold harmless the Buyer, each person, if any, who controls the Buyer within the meaning of Section 15 of the Securities Act, and each of their respective managers, directors, officers, employees, agents, and representatives to the fullest extent permitted by applicable Law from and against any and all Losses arising out of, or resulting from, any inaccuracy in, or breach of, the representations, warranties, or covenant made by the Seller in this Agreement.

8. Notices. All notices, requests, consents, and other communications hereunder shall be in writing and shall be deemed effectively given and received upon delivery in person or by electronic mail, or one (1) business day after delivery by national overnight courier service, or three (3) business days after deposit via certified or registered mail, return receipt requested, in each case addressed as follows:
If to the Seller, to:

High Coast Limited Partnership
16690 Collins Avenue
Sunny Isles Beach, FL 33160
Attention: Jesse Lynn

If to the Buyer, to:

Brett Icahn
16690 Collins Avenue
Sunny Isles Beach, FL 33160
Attention: Brett Icahn

or, in any such case, at such other address or addresses as shall have been furnished in writing by such party to the other party.
9. Governing Law. The validity, interpretation, and performance of this Agreement will be determined in accordance with the laws of the State of Delaware. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement will be brought exclusively in the federal or state courts located in Miami-Dade County in the State of Florida and each of the parties consents to the exclusive jurisdiction of such courts (and to the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.
10. Entire Agreement. This Agreement and the other agreements and instruments expressly provided for herein and therein together set forth the entire understanding of the parties and supersede in their entirety all prior contracts, agreements, arrangements, communications, discussions, representations, and warranties, whether oral or written, among the parties.
11. Severability. If any provision of this Agreement shall be declared void or unenforceable by a judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby and to such end the provisions of this Agreement are agreed to be severable.
12. Headings. The section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
13. Expenses. Each party hereto shall be responsible for all of its own expenses incurred in connection with the negotiation, execution, and delivery of this Agreement and the performance of its obligations hereunder.
14. No Third Party Beneficiaries. Except as set forth herein, this Agreement is solely for the benefit of the parties and is not intended to confer upon any other person or entity any rights or remedies hereunder.
15. Counterparts; Execution by Facsimile or Other Electronic Transmission. This Agreement may be executed and delivered in counterparts (including via electronic transmission), each of which shall be deemed an original and all of which shall constitute one and the same agreement.
16. Successors and Assigns; Amendments. This Agreement shall be binding upon and inure to the parties and their permitted successors and assigns. This Agreement may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the parties.
17. Defined Terms. For purposes of this Agreement, the following capitalized terms have the meanings set forth below:
“Employee” has the meaning given to it in the Manager Agreement.
“Employer” has the meaning given to it in the Manager Agreement.
“Governmental Entity” means (i) any federal, state, local, municipal, foreign, or other government; (ii) any governmental or quasi‑governmental authority of any nature (including any governmental agency, branch, department, official, entity, or regulatory organization and any court or other tribunal); (iii) any body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, regulatory, or taxing authority or power of any nature, including any arbitral tribunal; and (iv) any agency, authority, board, bureau, commission, department, office, or instrumentality of any nature whatsoever of any federal, state, province, local, municipal, or foreign government or other political subdivision or otherwise.
“Law” means any federal, state, local, municipal, or foreign statute, law, ordinance, regulation, rule, code, order, controlling common law, or order enacted, promulgated, issued, enforced, or entered by any Governmental Entity.
“Manager Agreement” means that certain Manager Agreement, dated as of even date herewith, by and between Icahn Enterprises L.P., Icahn Capital LP, Isthmus LLC, Brett Icahn and the other parties set forth therein.
“Organizational Documents” means, with respect to any entity, any charter, articles or certificate of incorporation, certificate of organization, registration or formation, certificate of partnership or limited partnership, bylaws, operating agreement, limited liability company agreement, or partnership agreement of such entity and any and all other applicable documents relating to such entity’s formation, organization or entity governance matters.

[signature page follows]

IN WITNESS WHEREOF, the parties have duly executed, or have caused their duly authorized representatives to execute, this Agreement as of the date first above written.

BRETT ICAHN

High Coast Limited Partnership
By: Little Meadow Corp., its general partner

By:
       Name: Keith Cozza
       Title: Assistant Secretary